                                                                 Exhibit 10.10

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION


         Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of May 6, 1999, by and among Media 100, Inc., a Delaware corporation ("Parent"); Media 100 Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"); Terran Interactive, Inc., a California corporation (the "Company"); the principal shareholders of the Company listed on the signature page hereto (each a "Shareholder" and, collectively, the "Shareholders"); and Dana LoPiccolo-Giles, as agent for the shareholders of the Company (the "Agent"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         A. Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of the Company into Merger Sub in accordance with this Agreement and the General Corporation Law of the State of California (the "CGCL") and the Delaware General Corporation Law (the "DGCL"). Upon consummation of the Merger, the Company will cease to exist, and the Merger Sub will remain a wholly-owned subsidiary of Parent.

         B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

         C. The Shareholders beneficially own a total of shares of the Common Stock of the Company ("Company Common Stock") constituting seventy-two percent (72%) of all of the outstanding Common Stock of the Company.

                                    AGREEMENT

         The parties to this Agreement agree as follows:

1.       DESCRIPTION OF TRANSACTION.

         1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Company shall be merged with and into Merger Sub (the "Merger"), the separate existence of Company shall cease and Merger Sub shall be, and is herein sometimes referred to as, the "Surviving Corporation."

         1.2 EFFECT OF THE MERGER. Upon the Effective Time, the separate existence of Company shall cease and Merger Sub, as the Surviving Corporation
(i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (ii) shall be subject to all actions previously taken by its and

Company's Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Company in the manner more fully set forth in Section 259 of the DGCL, (iv) shall continue to be subject to all of the debts, liabilities and obligations of Merger Sub as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Company in the same manner as if Merger Sub had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the CGCL.

         1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Lucash, Gesmer & Updegrove, LLP, 40 Broad Street, Boston, Massachusetts 02109 at 10:00 a.m. on _________, 1999, or at such other time and date during the period from May ___, 1999 through July ___, 1999 as Parent and the Company may mutually agree (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date"). Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of
Section 251 of the DGCL shall be filed with the Secretary of State of the State of Delaware and a properly executed certificate of merger conforming to the requirements of Section 1108 of the CGCL shall be filed with the Secretary of State of the State of California. The Merger shall become effective at the time such certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware and the Secretary of State of the State of California (the "Effective Time").

         1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

                  (a) the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law;

                  (b) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law; and

                  (c) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

         1.5 CONSIDERATION. Subject to Section 1.8(c), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

                        (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into the right to receive an amount in cash equal to $1,850,000 divided by the number of shares of Company Common Stock outstanding at the Effective Time.

                        (ii) each share of the common stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and unchanged.

         1.6 EARN-OUT. After the Effective Time, Parent will make the Earn-Out Payments to the former shareholders of the Company in accordance with the terms and conditions set forth on Exhibit B, which terms and conditions are hereby incorporated herein by reference.

         1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.10.

         1.8 CANCELLATION OF CERTIFICATES.

                  (a) At or as soon as practicable after the Effective Time, the holders of Company Stock Certificates shall surrender their Company Stock Certificates in exchange for the cash consideration set forth in Sections 1.5 and 1.6. Upon surrender of a Company Stock Certificate to Parent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Sections 1.5 and 1.6, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the cash consideration as contemplated by Sections 1.5 and 1.6. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any cash consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

                  (b) Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, and delivered to the applicable state, local or foreign tax authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                  (c) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any cash amounts delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants, to and for the benefit of the Indemnitees, and except as set forth on the Disclosure Schedule attached hereto, as follows:

         2.1 DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

                  (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Terran Interactive, Inc.".

                  (c) The Company is qualified to do business as a foreign corporation in any jurisdiction in which it is required to be qualified to do intrastate business as the Company's business is currently conducted, except where the failure to be so qualified has not had and will not have a Material Adverse Effect on the Company.

                  (d) Part 2.1 of the Disclosure Schedule accurately sets forth
(i) the
names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

                  (e) The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity.

         2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (1) the Company's Articles of Incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's Certificate of Incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

         2.3 CAPITALIZATION, ETC.

                  (a) The authorized capital stock of the Company consists of 100,000 shares of Common Stock, of which 10,040 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No shares of the Company's equity securities are subject to any repurchase option which is held by the Company.

                  (b) The Company does not have a stock option plan or equity incentive plan. There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, any condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

                  (c) All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

                  (d) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the CGCL and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

         2.4 FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

                        (i) The audited balance sheet of the Company as of December 31, 1998 and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the year then ended, together with the notes thereto and the unqualified report and opinion of Stonefield Josephson Accountancy relating thereto;

                        (ii) The unaudited balance sheet of the Company as of December 31, 1997 and the related unaudited statement of profit and loss of the Company for the year then ended; and

                        (iii) the unaudited balance sheet of the Company (the "Interim Balance Sheet") as of March 31, 1999 (the "Statement Date"), and the related unaudited income statement of the Company for the period then ended.

                  (b) The audited Company Financial Statements (i) are in accordance with the books and records of the Company, (ii) are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby and (iii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered. The unaudited Company Financial Statements. The unaudited Company Financial Statements (i) are in accordance with the books and records of the Company and (ii) are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

         2.5 ABSENCE OF CHANGES. Since the Statement Date:

                  (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

                  (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

                  (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

                  (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

                  (e) there has been no amendment to the Company's Articles of Incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (f) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

                  (g) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Statement Date, exceeds $25,000;

                  (h) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

                  (i) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

                  (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness which is material in amount;

                  (k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

                  (l) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money other than in the ordinary course of business, consistent with past practice;

                  (m) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

                  (n) the Company has not changed any of its methods of accounting or accounting practices in any respect;

                  (o) the Company has not made any Tax election;

                  (p) the Company has not commenced or settled any Legal Proceeding;

                  (q) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

                  (r) the Company has not agreed or committed to take any of the actions referred to in clauses (c) through (q) above.

         2.6 TITLE TO ASSETS.

                  (a) The Company owns, and has good, valid and marketable title to, all material assets purported to be owned by it, including: (i) all material assets reflected on the Interim Balance Sheet; (ii) all material assets referred to in the Disclosure Schedule including all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other material assets reflected in the Company's books and records as being owned by the Company. All of said material assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

                  (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the

Company.

         2.7 BANK ACCOUNTS; RECEIVABLES.

                  (a) Part 2.7(a) of the Disclosure Schedule provides accurate information (as of the dates and times set forth therein) with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

                  (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Statement Date. All existing accounts receivable of the Company (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Statement Date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and to the Company's knowledge will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate).

         2.8 EQUIPMENT; LEASEHOLD.

                  (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

                  (b) The Company does not own any real property or any interest in real property, except for the leasehold interests identified in Part 2.10 of the Disclosure Schedule.

         2.9 PROPRIETARY ASSETS.

                  (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all unregistered trademarks, service marks and copyrighted materials owned by the Company. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. The Company has good, valid and marketable title to all of the Company Proprietary Assets, other than those identified in Part 2.9(a)(iii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the

Disclosure Schedule. The Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. The Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

                  (b) The Company has taken all commercially reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. The Company has not (other than pursuant to license agreements or nondisclosure agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

                  (c) None of the Company Proprietary Assets is infringing, or at any time has infringed, on any copyright (whether registered or unregistered) of any other Person. To the best of the Company's knowledge, none of the Company Proprietary Assets is infringing, or at any time has infringed, any United States patent rights of any other Person. The Company has not at any time received any notice or other written communication of any actual or alleged infringement of any United States patent rights of any other Person by any of the Company Proprietary Assets. The Company has not misappropriated any trade secrets of any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

                  (d) (i) Each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company, there is no basis for any such claim. The Company has established adequate reserves on the audited balance sheet of the Company as of December 31, 1998 to cover all costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

                  (e) The Company Proprietary Assets constitute all the Proprietary

Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. (i) The Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

                  (f) (i) All current and former employees of the Company have executed and delivered to the Company an agreement that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent.

         2.10 CONTRACTS.

                   (a) Part 2.10 of the Disclosure Schedule identifies:

                        (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

                        (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

                        (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or
(C) develop or distribute any technology;

                        (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                        (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

                        (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

                        (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

                        (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                        (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

                        (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

                        (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

                        (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

                        (xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

                  (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure
Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  (c) Except as set forth in Part 2.10 of the Disclosure
Schedule:

                        (i) the Company has not violated or breached, or committed any material default under, any Company Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any material default under, any Company Contract;

                        (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

                        (iii) since inception, the Company has not received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any Company Contract; and

                        (iv) the Company has not waived any of its material rights under any Material Contract.

                  (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

                  (e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

                  (f) Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since January 1, 1999.

                  (g) Part 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under Company Contracts.

         2.11 LIABILITIES. The Company has no accrued, contingent or other material liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for:
(a) liabilities identified as such in the "liabilities" column of the Interim Balance Sheet; (b) accounts payable, accrued salaries or other liabilities that have been incurred by the Company since the Statement Date in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

         2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

         2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental

Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in
Part 2.13 of the Disclosure Schedule. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding
(a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization which would have a Material Adverse Effect.

         2.14 TAX MATTERS.

                  (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since inception.

                  (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Statement Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

                  (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

                  (d) No claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

                  (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

         2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

                  (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $10,000 in the aggregate.

                  (b) The Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

                  (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

                  (d) With respect to each Plan, the Company has delivered to
Parent:

                        (i) an accurate and complete copy of such Plan (including all amendments thereto);

                        (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

                        (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

                        (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

                        (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

                        (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

                  (e) The Company is not required to be, and, to the best of the knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

                  (f) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

                  (g) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

                  (h) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

                  (i) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

                  (j) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

                  (k) Part 2.15(k) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

                  (l) Part 2.15(l) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

                  (m) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

                  (n) The Company has no reason to believe that the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations. To the Company's knowledge, none of the Company's employees intends to terminate his or her employment with the Company.

         2.16 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other written communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other written communication, whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         2.17 INSURANCE. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete summaries of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since inception, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

         2.18 RELATED PARTY TRANSACTIONS. (a) No Related Party has, and no Related Party has at any time since inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since inception been, indebted to the Company; (c) since inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since inception competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Shareholders;
(ii) each individual who is, or who has at any time since inception been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a controlling voting, proprietary or equity interest.

         2.19 LEGAL PROCEEDINGS; ORDERS.

                  (a) There is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal
Proceeding: (i) that involves the Company or any of the material assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                  (b) No Legal Proceeding has ever been commenced by or has ever been pending against the Company.

                  (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. None of the shareholders of the Company is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the best of the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

         2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         2.21 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any other agreement to which Company is or will be a party that are required to be executed pursuant to this Agreement ("Company Ancillary Agreement"), nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Articles of Incorporation or bylaws then in effect, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors then in effect;

                  (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject;

                  (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the material assets owned or used by the Company if such action would have a Material Adverse Effect;

                  (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract if such action would have a Material Adverse Effect; or

                  (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any material asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

The Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any Company Ancillary Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement except for the filing of the merger certificate with the Delaware Secretary of State and California Secretary of State pursuant to Section 1.3 hereof and appropriate documents with the relevant authorities of other states in which Company is qualified to do business.

         2.22 FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not, and the Closing Certificate will not to the best of the Company's knowledge, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

                  Parent and Merger Sub jointly and severally represent and warrant to the Company and the Shareholders as follows:

         3.1 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's shareholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.2 ORGANIZATION AND STANDING. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results in operations of Parent or Merger Sub.

         3.3 AUTHORITY, APPROVAL AND ENFORCEABILITY.

                  (a) The execution and delivery by each of Parent and Merger Sub, as the case may be, of this Agreement does not, and the performance and consummation of the transactions contemplated by this Agreement will not, result in or give rise to (with or without the giving of notice or the lapse of time, or both) any conflict with, breach or violation of, or default, termination, forfeiture or acceleration of obligations under, any terms or provisions of its
(i) Certificate of Incorporation or Bylaws then in effect, as the case may be,
(ii) to the best of Parent's knowledge, any statute, rule, regulation or any judicial, governmental, regulatory or administrative decree, order or judgment applicable to them, or (iii) any material agreement, lease or other instrument to which its is a party or to which it or any of its assets may be bound and which has been or will be filed as an exhibit to any of the registration statements or reports filed with the SEC by Parent.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except for the filing of the merger certificate with the Delaware Secretary of State and the California Secretary of State pursuant to Section 1.3 hereof and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business.

                  (c) This Agreement is a legal, valid and binding obligation of Parent and/or Merger Sub, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general equitable principles.

         3.4 COMPLIANCE WITH OTHER INSTRUMENTS. Neither Parent nor Merger Sub is in violation of any term of its Certificate of Incorporation or Bylaws, or in any material respect of any agreement which has been or will be filed as an exhibit to any registration statements or reports filed with the SEC by Parent, and to the best of its knowledge, is not in violation of any order, statute, rule or regulation applicable to it. To the best of Parent's knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree or ordinance applicable to Parent or Merger Sub or their respective properties or assets. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit, under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets may be bound or affected and which has been or will be filed as an exhibit to any registration statement or report filed with the SEC by Parent.

         3.5 PARENT STOCK OPTION PLAN. Parent's Key Employee Incentive Plan
(1992), under which certain Employees who accept employment with Parent or Surviving Corporation may be issued stock options, has been duly authorized and adopted by all necessary action on the part of Parent's board of directors and stockholders and the securities of Parent reserved for issuance thereunder have been duly registered or qualified for issuance in accordance with all applicable federal and state securities laws (or available exemptions therefrom) and will be issued in compliance with all applicable federal and state securities laws (or available exemption therefrom).

4.       CERTAIN COVENANTS OF THE COMPANY AND PARENT

         4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

         4.2 OPERATION OF THE COMPANY'S BUSINESS. Unless permitted by Parent, during the Pre-Closing Period:

                  (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

                  (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

                  (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule or procure substantial similar policies;

                  (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

                  (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                  (f) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

                  (g) the Company shall not amend the Company's Certificate of Incorporation or bylaws, or become a party to any Acquisition Transaction;

                  (h) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

                  (i) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not on average exceed $20,000 per month;

                  (j) the Company shall not (i) enter into, or permit any of the material assets owned or used by it to become bound by, any Encumbrance, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

                  (k) the Company shall not: (1) except in the ordinary course of business consistent with past practice (i) acquire, lease or license any right or other asset from any other Person (except as otherwise required under this Agreement), (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts or (2) enter into any transaction material to the business or assets of the Company;

                  (l) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business) or (ii) incur or guarantee any indebtedness for borrowed money;

                  (m) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except under the acquisition bonus program described in Part 2.15(j) of the Disclosure Schedule), or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $50,000 (other than Ben Wagonner, a resident of Oregon, who has been extended an offer of employment by the Company as of the date hereof);

                  (n) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

                  (o) the Company shall not make any Tax election;

                  (p) the Company shall not commence or settle any material Legal Proceeding;

                  (q) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(p)" above.

         4.3 NOTIFICATION. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

                  (a) the discovery by the Company of any material event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or a material breach of any representation or warranty made by the Company in this Agreement;

                  (b) any material event, condition or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or a material breach of any representation or warranty made by the Company in this Agreement if such representation or warranty had been made as of the time of the occurrence or existence of such event, condition or circumstance;

                  (c) any breach of any covenant or obligation of the Company;

                  (d) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 5 or
Section 6 impossible or unlikely; and

                  (e) any material change in the business, financial condition, properties or prospects of the Company.

         4.4 NO NEGOTIATION. During the Pre-Closing Period, neither the Company, nor any of the Shareholders shall, directly or indirectly:

                  (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

                  (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

                  (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

                  (d) The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its Shareholders, officers, directors, employees or agents during the Pre-Closing Period.

         4.5 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement, (c) in the case of the Company, use commercially reasonable efforts to otherwise satisfy the conditions specified in Section 6 of this Agreement, and (d) in the case of the Parent and Merger Sub, use commercially reasonable efforts to otherwise satisfy the conditions specified in Section 5 of this Agreement. Each party shall (upon request) promptly deliver to Parent the other a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

         4.6 PROPRIETARY INFORMATION AGREEMENTS. At or prior to the Closing, each of the Employees shall execute and deliver to the Company and Parent a Proprietary Information Agreement in the Company's standard form.

         4.7 PUBLIC ANNOUNCEMENTS. During the Pre-Closing period, (a) neither Parent nor Company shall issue any press release or make any public statement regarding this Merger or the Agreement, or any of the other transactions contemplated by this Agreement without the prior written consent of the other.

         4.8 INDEMNIFICATION. From and after the effective time of the Merger, Parent agrees to indemnify and hold harmless each current and former director and officer of the Company against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, asserted or claimed after the effective time, to the fullest extent that the Company would have been permitted under its articles of incorporation or bylaws as in effect on the date hereof to indemnify such person (and in connection therewith Parent shall advance expenses as incurred to the fullest extent provided for under Parent's certificate of incorporation and bylaws as from time to time in effect, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided, however, that this provision shall not apply to any matter that relates to a breach of representation or warranty herein by the Company. The Company represents that there is no current basis for any indemnity claim under this Section 4.8, except as set out in Part 4.8 of the Disclosure Schedule.

         4.9 GRANT OF OPTIONS. As soon as reasonably practicable after the effective time of the Merger, Parent shall, subject to approval of its board of directors, grant options to purchase an aggregate of 250,000 shares of Parent's common stock under Parent's Key Employee Incentive Plan (1992) to those employees of the Company that accept employment with Parent or Surviving Corporation.

5.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

         The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

         5.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         5.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

         5.3 SHAREHOLDER APPROVAL. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least 95% of the shares of Company Common Stock entitled to vote with respect thereto.

         5.4 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

         5.5 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

                  (a) General Release Agreements in the form attached hereto as Exhibit C, executed by each of the Shareholders and each employee of the Company;

                  (b) Proprietary Information Agreements in the form attached hereto as Exhibit D-1, executed by the Employees;

                  (c) Noncompetition Agreement in the form attached hereto as Exhibit D-2, executed by each of Dana LoPiccolo-Giles, Darren Giles and John Geyer (collectively, the "Key Employees");

                  (d) a legal opinion of Fenwick & West LLP dated as of the Closing Date, in the form of Exhibit E;

                  (e) Voting Agreements in the form attached hereto as Exhibit F, executed by each of the Key Employees.

                  (g) a certificate executed by the Company stating that the conditions set forth in this Section 5 have been duly satisfied in all material respects (the "Closing Certificate"); and

                  (h) written resignations of all directors of the Company, effective as of the Effective Time.

         5.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would (i) make the consummation of the Merger illegal; (ii) prohibit Parent's or the Company's ownership or operation of all or a material portion of the business or assets of Parent or the Company, or compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger or (iii) render Parent, Merger Sub or the Company unable to consummate the Merger, except for any waiting provisions.

         5.7 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

         5.8 DUE DILIGENCE. Parent shall have completed business, technical, legal and financial due diligence on the Company and its products and the results of such due diligence shall be acceptable to Parent.

         5.9 INTELLECTUAL PROPERTY ASSIGNMENTS. All current and former employees, consultants and independent contractors of the Company identified by Parent prior to the Effective Time (including those involved in the creation or development of intellectual property) to assign to the Company all rights to intellectual property related to the Company's business if such intellectual property rights were not previously assigned to the Company to Parent's satisfaction.

         5.10     EMPLOYEES.

                  (a) Each Key Employee shall have agreed to become a full-time employee of the Company or Parent.

                  (b) The number of persons employed by the Company at the Effective Time shall not exceed 29.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

         The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

         6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

         6.3 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.       TERMINATION

         7.1 TERMINATION EVENTS.

                  (A) This Agreement may be terminated prior to the Closing:

                      (1) by Parent if:

                          (A) Parent reasonably determines that the timely
satisfaction of any condition set forth in Section 5 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

                          (B) the Closing has not taken place on or before July
1, 1999 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement); or

                          (C) any of the Key Employees ceases to be employed
full-time by the Company.

                      (2) by the Company if:

                          (A) the Company reasonably determines that the timely
satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent), or

                          (B) the Closing has not taken place on or before July
1, 1999 (other than as a result of the failure on the part of the Company or any of the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement).

                  (b) This Agreement may be terminated prior to the Closing by the mutual consent of Parent and the Company. This Agreement may be terminated after the Closing by the mutual consent of Parent and Agent.

         7.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 7.1(a), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 7.1(b), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

         7.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 7.1, all representations and warranties of the parties hereto shall expire and all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
Section 9.6; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 4.7. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.       INDEMNIFICATION, ETC.

         8.1 SURVIVAL OF REPRESENTATIONS, ETC.

                  (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2) (as modified by the Disclosure Schedule) shall survive the Closing and shall expire on the third anniversary of the Closing Date; provided, however, that if, at any time prior to the third anniversary of the Closing Date, as applicable, any Indemnitee (acting in good faith) delivers to the Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 8.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

                  (b) The representations, warranties, covenants and obligations of the Company and the Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

                  (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

         8.2 INDEMNIFICATION BY SHAREHOLDERS.

                  (a) From and after the Effective Time, the Shareholders, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2; or (ii) any breach of any covenant or obligation of the Company set forth herein (including the covenants set forth in Section 4).

                  (b) The Shareholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

         8.3 NO CONTRIBUTION. Each Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Closing Certificate.

         8.4 LIMITATIONS ON INDEMNIFICATION. Notwithstanding the foregoing: (i) no Shareholder shall be obligated to provide indemnification under this Section 8 unless and until the aggregate Damages for which one or more Indemnitees seeks indemnification hereunder exceeds an aggregate of one hundred thousand dollars ($100,000) (the "Basket"), in which event the Shareholders shall be liable to indemnify the Indemnitees for all Damages, including any Damages within the Basket; and (ii) except as set forth in the following sentence, in no event shall the Shareholders as a group be obligated to provide indemnification under this Section 8 in excess of the aggregate cash consideration received by all Shareholders from Parent pursuant to Sections 1.5 and 1.6 hereof. Notwithstanding anything to the contrary in this Agreement, shall be no limit on the amount of indemnifiable Losses that may be recovered from any Shareholder in the event that the breach of the representation, warranty or covenant that gave rise to such Damages resulted from or arose out of (i) fraud on the part of such Shareholder or (ii) a knowing violation of Section 2.3, 2.9(c), 2.14 or 2.16.

         8.5 INTEREST. Any Shareholder who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 8 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Shareholder first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Shareholder to such Indemnitee is fully satisfied by such Shareholder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

         8.6 DEFENSE OF THIRD PARTY CLAIMS.

                  (a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Shareholders are obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 8 (a "Third Party Claim"), Agent will have the right, at the sole cost and expense of the Stockholders, to defend the Indemnitee against the Third Party Claim with counsel of Agent's choice that is reasonably satisfactory to the Indemnitee so long as (i) Agent notifies the Indemnitee in writing within ten (10) days after the Indemnitee has given notice of the Third Party Claim that Agent intends to undertake such defense, (ii) Agent provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that Agent will have the financial resources to defend against the Third Party Claim and fulfill the Stockholders' indemnification obligations hereunder, (iii) Agent conducts the defense of the Third Party Claim actively and diligently; and (iv) the counsel chosen by Agent does not have any conflict of interest in representing the interests of the Indemnitee.

                  (b) So long as Agent is conducting the defense of the Third Party Claim in accordance with Section 8.5(a) above, (i) the Indemnitee may retain separate co-counsel and participate in the defense of the Third Party Claim at its own cost and expense (except as provided below) and shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent no privilege is thereby waived,
(ii) the Indemnitee may participate in settlement negotiations with respect to the Third Party Claim, and (iii) Agent will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless (A) each affected Indemnitee consents thereto in writing (which consent will not unreasonably be withheld) or (B) the settlement, compromise or consent includes an unconditional release from all liability with respect to the claim in favor of each affected Indemnitee.

                  (c) If Agent does not elect to assume control of or otherwise participate in the defense or settlement of any Third Party Claim, or if Agent does so elect but any of the conditions in Section 8.5(a) above is or becomes unsatisfied, then, (i) the Indemnitee may defend against and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, PROVIDED, HOWEVER, that Agent (A) shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim so long as the receipt of such documents by the Agent does not affect any attorney-client privilege relating to the Indemnitee, and (B) may participate in settlement negotiations with respect to the Third Party Claim and the Indemnitee shall not enter into any settlement without the prior written consent of Agent (which consent shall not be unreasonably withheld), and (ii) Agent will (on behalf of the Stockholders) reimburse the Indemnitee promptly and periodically for all costs and expenses incurred in defending against the Third Party Claim (including without limitation reasonable attorneys' and experts' fees and expenses and court and arbitration costs).

                  No delay on the part of an Indemnitee in giving a Stockholder notice of a Third Party Claim shall relieve such Stockholder from any obligation hereunder unless (and then solely to the extent) that the Stockholder is prejudiced thereby.

         8.7 OFFSET AGAINST UNPAID AMOUNTS. If, prior to the time that any Earn-Out Payment under Section 1.6 hereof is to be delivered, the Company has breached any of its representations, warranties, covenants or agreements contained in this Agreement, Parent shall first deduct from the amount of such payment otherwise deliverable an amount equal to the aggregate amount of Damages which are directly or indirectly suffered or incurred by any of the Indemnitees as a result of such breach prior to seeking indemnification from any of the Shareholders pursuant to this Section 8. Notwithstanding the foregoing, if, in the reasonable, good faith judgment of Parent the amount of any Earn-Out Payment under Section 1.6 that will become due and payable to the shareholders of the Company according to the terms set forth in Exhibit B will be insufficient to reimburse Parent for the amount of Damages, then Parent need not wait till the scheduled time of such payment before seeking indemnification from any of the Shareholders pursuant to this Section 8.

         8.8 TREATMENT AS ADJUSTMENT OF PURCHASE PRICE. Any indemnity payment received by a party hereunder shall be treated as an adjustment of the purchase price.

         8.9 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.       MISCELLANEOUS PROVISIONS

         9.1 AGENT. By their approval of this Agreement at a Shareholders Meeting or by written consent (or, with respect to holders of options or warrants, by acknowledging their obligations as Shareholders under this Agreement), the Shareholders will thereby irrevocably appoint Dana LoPiccolo-Giles as their agent for purposes of Section 8 (the "Agent"), and Dana LoPiccolo-Giles hereby accepts his appointment as the Agent for purposes of Section 8. Parent shall be entitled to deal exclusively with the Agent on all matters relating to Section 8, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Agent, and on any other action taken or purported to be taken on behalf of any Shareholder by the Agent, as fully binding upon such Shareholder. If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Shareholders, then the Shareholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Agent" for purposes of Section 8 and this
Section 9.1. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Shareholders.

         9.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

         9.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(d) the consummation of the Merger; PROVIDED, HOWEVER, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) exceeds $25,000 in the aggregate, such fees, costs and expenses shall be borne and paid by the shareholders of the Company and not by the Company.

         9.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         9.5 NOTICES. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party pursuant to this Agreement will be in writing (and shall be deemed to have been duly given upon receipt), will reference this Agreement and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by courier, express delivery, hand delivery or facsimile transmission, addressed to the address set forth below. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger or courier being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation

                  if to Parent:            Media 100, Inc.
                                           290 Donald Lynch Blvd.
                                           Marlboro, MA 01752-4748
                                           Attention:  President
                                           Facsimile:  __________

                  with a copy to:          Lucash Gesmer Updegrove LLP
                                           40 Broad Street
                                           Boston, Massachusetts 02109
                                           Attention: Peter M. Moldave
                                           Facsimile: 617-350-6878

                  if to the Company:       Terran Interactive, Inc.
                                           15951 Los Gatos Blvd., Suite 1
                                           Los Gatos, CA 95032
                                           Attention:  President
                                           Facsimile:  (408) 356-9373

                  with a copy to:          Fenwick & West LLP
                                           2 Palo Alto Square
                                           Palo Alto, CA  94306
                                           Attention:  Ralph M. Pais, Esq.
                                           e-mail:  rpais@fenwick.com
                                           Facsimile:  650-494-1417

         9.6 CONFIDENTIALITY. Without limiting the generality of anything contained in Section 4.9, on and at all times after the Closing Date, each Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Shareholder's possession that relates to the business of the Company or Parent.

         9.7 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         9.8 HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         9.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         9.10 GOVERNING LAW. Unless otherwise indicted to the contrary, this Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws) and the merger provisions of the CGCL.

         9.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's shareholders (to the extent set forth in Section 1.5); Parent; Merger Sub; the other Indemnitees (subject to
Section 8.8); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 8), in whole or in part, to any other Person with written notice to Agent within ten days of such assignment.

         9.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative) except as expressly provided otherwise herein. The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

         9.13     WAIVER.

                  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         9.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

         9.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         9.16 PARTIES IN INTEREST. Except for the provisions of Sections 1.5 and 8, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

         9.17 ENTIRE AGREEMENT. This Agreement, the exhibits hereto and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

         9.18 CONSTRUCTION

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

         The parties hereto have caused this Agreement to be executed and delivered as of the date first set above.

                                         Media 100, Inc.,
                                         a Delaware corporation


                                         By:

                                         Title:

                                         [MEDIA 100 ACQUISITION CORP.],
                                         a Delaware corporation


                                         By:

                                         Title:


                                         Terran Interactive, Inc.,
                                         a California corporation


                                         By:

                                         Title:


                                         AGENT:



                                         Name:  Dana LoPiccolo-Giles


                                         SHAREHOLDERS:

                                         Name:  Dana LoPiccolo-Giles



                                         Name:  Darren Giles



                                         Name:  John Geyer

                                    EXHIBIT A

                               CERTAIN DEFINITIONS


         For purposes of the Agreement (including this Exhibit A):

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

                  (a) the sale, license, disposition or acquisition of all or a substantially all of the Company's business or assets;

                  (e) the disposition of equity securities of the Company representing a majority of the voting power of the Company; or

                  (f) any merger, consolidation, business combination, reorganization or similar transaction involving the Company where the holders of equity securities of the Company immediately prior to the consummation of such transaction, do not hold equity securities representing a majority of the voting power of the surviving entity immediately after the consummation of such transaction.

         AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

         CODE.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

         COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

         COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature but excluding in any event all incidental, indirect, special or consequential damages even if advised of the possibility thereof.

         DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

         GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

         INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Shareholders shall not be deemed to be "Indemnitees."

         LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any United States federal, state, local or municipal law, statute, ordinance, code, rule or regulation.

         MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects.

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" shall mean the United States Securities and Exchange Commission.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                    EXHIBIT B

                         DEFINITION OF EARN-OUT PAYMENTS

The Earn-Out Payments to the shareholders of the Company shall be made in accordance with the following formula for each Relevant Period, equal to the Target Payment for the Relevant Period multiplied by the sum of

                  (a) 60% multiplied by the ratio of Product Net Sales for the Relevant Period divided by Target Net Sales plus

                  (b) 40% multiplied by the ratio of Product Operating Income for the Relevant Period divided by Target Operating Income;

PROVIDED, that in order for any Earn-Out Payment to be made for a Relevant Period, Product Net Sales must equal or exceed 60% of Target Net Sales and Product Operating Income must equal or exceed 60% of Target Operating Income.

DEFINITIONS.

---------------------------------------------------------------------------------------------------
Relevant Period              Target Payment             Target Net Sales           Target Operating
                                                                                   Income
---------------------------------------------------------------------------------------------------
12 month period commencing   $1,750,000                 $7,500,000                 $1,200,000
the first full month
following the Closing
---------------------------------------------------------------------------------------------------
12 month period commencing   $1,750,000                 $15,000,000                $5,100,000
one year following the
first full month following
the Closing
---------------------------------------------------------------------------------------------------

"Product" means products sold (or formerly sold prior to acquisition of the Company) by the Company.

"Product Business Unit" means the business unit of the Parent responsible for the development and sales of the Product, which will initially be the Surviving Corporation but which may changed by the Parent in accordance with its requirements.

"Product Net Sales" means gross sales to resellers, distributors, OEMs, or customers of Product by the Company, minus discounts and returns.

"Product Gross Margin" means Product Net Sales minus direct material costs, direct labor costs, and direct manufacturing overhead.

"Product Operating Income" means Product Gross Margin minus direct engineering expenses, direct sales and marketing expenses, and 5% of Product Gross Margin (as an overhead expense allocation). The overhead expense allocation will cover services for accounting, credit and collections, human resources and information technology.

RESTRICTIONS

         From the Closing until the completion of the Earn Out Period, Parent and Surviving Corporation, severally and for themselves, covenant and agree as follows:

         (a) Surviving Corporation will either be (i) operated as a stand-alone subsidiary of Parent or (ii) merged with and into Parent or an affiliate of Parent and continue operations as a separate business unit of Parent or such affiliate (the business in either case (i) or (ii) shall be referred to herein as the "Surviving Business").

         (b) Separate financial books and records will continue to be maintained for the Surviving Business. Parent shall provide each Key Employee with reasonable access to such books and records in order to verify the amount of Earn-Out Payments payable hereunder both during and after the period of such Key Employee's employment with the Surviving Business.

         (c) To the extent that operating cash flow from Product Net Sales is inadequate to fund the operations of the Surviving Business, Parent shall provide up to $500,000 in cash advances necessary to fund such Surviving Business on a timely basis.

         (d) The principal place of business of the Surviving Business shall not be moved from 15951 Los Gatos Blvd., Suite 1, Los Gatos, California, without prior discussion and consultation with the Key Employees regarding the relative advantages and disadvantages of such a relocation.

         (e) Parent will provide reasonable assistance to the Surviving Business, including without limitation in the areas of product development, marketing, distribution and fulfillment.

         (f) Parent shall allow the Key Employees to have reasonable autonomy in the management of the Surviving Business and will not undertake any action which would have a material impact on the Surviving Business without prior discussion and consultation with the Key Employees regarding the relative advantages and disadvantages of such action.

         (g) Employees of the Surviving Business shall not have their salaries or benefits materially reduced or have their positions or responsibilities materially changed without prior discussion and consultation with the Key Employees regarding the relative advantages and disadvantages of such a reduction or change.

         (h) Parent shall not terminate the employment of any Key Employee without Cause during the Earn-Out Period, provided that Surviving Business is meeting or exceeding the Target Net Sales and Target Operating Income figures, as defined in EXHIBIT B. For purposes of this exhibit, "Cause" for a Key Employee's termination will exist at any time after the happening of one or more of the following events: (i) any willful act or acts of dishonesty undertaken by Key Employee and intended to result in substantial gain or personal enrichment of Key Employee at the expense of Parent or the Surviving Business; or (ii) any willful act of gross misconduct which is materially and demonstrably injurious to Parent or the Surviving Business. No act, or failure to act, by a Key Employee shall be considered "willful" if done, or omitted to be done, by him in good faith and in the reasonable belief that his act or omission was in the best interest of the Surviving Business and/or required by applicable law.

PREPARATION OF FINANCIAL STATEMENTS

Within 90 days of the end of each Relevant Period, Parent shall provide the Agent with a report setting forth the calculation of the Earn-Out Payment, with the components comprising "Product Net Sales", "Product Gross Margin" and "Product Operating Income" determined in accordance with generally accepted accounting principles consistent with the Parent's financial statements, and shall make the appropriate payment to the former shareholders of the Company for such Relevant Period as so shown as being owed in such report. In the event that the Agent disputes any information contained in such report or the calculation of any Earn-Out Payment, an independent third party will review the disputed report and make a recommendation regarding changes, if any, to the report which recommendation shall be binding on all parties.